Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries of Compliance Systems Corporation

Subsidiary	State or Jurisdiction of Incorporation
Call Compliance Inc	New York
Jasmin Communications Inc.	New York
CallCenter Tools Inc.	New York
Call Compliance.com Inc.	Delaware
Telephone Blocking Services Corporation	New York